Exhibit 10.1

December 26, 2006

[Name and Address of Officer/Director]

Dear [Name of Officer/Director]:

As you are aware, Sonus is reviewing its option grant practices to determine whether the Company properly calculated the stock compensation expense charges associated with those option grants.  Although our review is not yet complete, we have determined that it appears likely that for certain options, the measurement date used to prepare its historical financial statements will be found to differ from the appropriate measurement date as determined for accounting purposes.  While those options had an exercise price that was equal to the fair market value of the Company’s stock on the originally used measurement date, the exercise price may be less than the fair market value of the stock on the re-determined measurement date.  As a result, the Company would be required to record compensation expense related to such stock option grants.  We do not expect to complete our review of these issues until after December 31, 2006.

Sonus is also considering the federal income tax consequences that may arise should we conclude that the previously used measurement date for certain options is not the appropriate measurement date.  Recent changes to the U.S. tax laws related to deferred compensation may result in adverse tax consequences to you with respect to certain of your options listed on Schedule A attached hereto or other options you have received that are not included on Schedule A (the “Options”) unless you consent by December 31, 2006 to the amendment of those Options to increase the exercise price to the fair market value on the re-determined measurement date, in the manner and to the extent described below.  You should read this letter thoroughly and discuss the issues with your tax advisor.

Why may my Options need to be amended?

In October 2004, Congress enacted Section 409A of the Internal Revenue Code, which implements rigorous documentary and operational rules related to nonqualified deferred compensation and imposes steep penalties on U.S. individual income taxpayers for failure to comply with the new law.  Stock options that have an exercise price that is less than the fair market value of the stock on the date of grant are subject to Section 409A.

If any of your Options are determined to have a different measurement date than we originally used, and the exercise price of the Option is less than the fair market value of our stock on the re-determined date, you may be subject to adverse tax consequences unless you agree to amend those Options as described below.  Pursuant to transition rules established by the Internal Revenue Service, such amendment must take place no later than December 31, 2006.  Because the results of our review may not be complete by December 31 of this year, we are offering you the opportunity to irrevocably agree now that the exercise price of your Options will be increased to the extent that it is less than the fair market value of our stock on a re-determined measurement date.

What amendment will be made to my Options?

We are offering you the opportunity to irrevocably agree that if the restated financial statements of Sonus included as part of any amended Form 10-K filed with the Securities and Exchange Commission (or any similar periodic SEC filing) after the date hereof include an adjustment to the Company’s compensation expense with respect to any of your Options, and such adjustment results from the fair market value of our common stock on a re-determined measurement date being greater than your exercise price, then with respect to any such Option, the exercise price will be increased to be equal to the fair market value of our stock on the re-determined date.

By agreeing to the amendment, you must agree that you will not exercise your Options prior to the time that Sonus notifies you whether there has been a re-determination of the measurement date with respect to your Options.

When will Sonus tell me whether the measurement date with respect to any of my Options has been re-determined?

The Company will inform you of any re-determination of the measurement date of any of your Options promptly after its filing an amended Form 10-K (or similar periodic SEC filing) with the Securities and Exchange Commission that reflects compensation expense with respect to any such Option.

Will all of my options need to be amended?

No, although it may be determined that some of your options were granted at a discount from the original measurement date value, they could be “grandfathered” from the new tax rules under Section 409A.  The effective date of the new tax rules is January 1, 2005; therefore, options that vested prior to January 1, 2005 do not need to be amended. All of the Options you have received could be affected by the amendment.

Does my election need to be completed by December 31, 2006 or 2007?

The Internal Revenue Service issued transition rules governing the implementation of the new tax rules that extended the opportunity for compliance from 2005 to 2006.  This transition relief was again extended until December 31, 2007 for some taxpayers.  However, the 2007 extension specifically precludes its use for discounted options for certain persons.  Although IRS Notice 2006-79 will give most of our employees until the end of 2007 to amend their options if necessary, it specifically precludes “Section 16” persons from taking advantage of this extended compliance date.  Therefore, you will need to amend your Options by December 31, 2006, or you may be subject to adverse tax consequences under Section 409A.

Are you proposing to make any other amendments to my Options?

No.  Your Options will continue to be governed by the Sonus stock plan under which they were granted and your applicable option agreements.  All of your rights, and Sonus’ rights, with respect to the Options will continue to be as set forth in the plan and agreement, except as provided in this letter and the attached consent form.

Are there any negative consequences to me of agreeing to the amendment?

If you agree to the amendment, the exercise price of some or all of your Options may be increased.  Moreover, the exercise price will be increased even if the value of our common stock is currently, or subsequently falls below, that value.

In addition, even if you agree to an amendment to your Options, there can be no assurance that the Internal Revenue Service (i) will agree that the amendment set forth herein is sufficient to comply with the transition rules under Section 409A and (ii) will not assert that the measurement date is different than the date as we determine it.  As a result, the adverse tax consequences of Section 409A may nevertheless apply to your Options. However, if you do not agree to amend your Options, you may be subject to the adverse tax treatment under Section 409A described below in the event of a re-determined measurement date with respect to any of such Options.

Will Sonus compensate me for the increase in the exercise price on my Options?

Yes. Sonus will either pay you in cash in 2008 (or later, as and when the underlying Options vest that have had an increase in exercise price), or pay you in restricted stock in 2007, with the choice of payment remaining in the Company’s discretion.  The payment for an impacted Option, whether in cash or stock, will be calculated based on the difference between the original exercise price of the Option and the increased exercise price based on the change in measurement date multiplied by the number of shares in the Option. A payment will only be made if you agree to amend your Options in the manner set forth above. Your right to the cash or the restricted stock, as the case may be, will vest on January 1, 2008, if it is paid with respect to Options that have vested in 2007 or earlier.  If such cash or restricted stock is paid to you with respect to Options that have not vested by January 1, 2008, then these rights will vest as and when the underlying Options vest, and the cash, if any, will be paid at such time. Whether we pay you in cash or stock, the amount of the cash or the fair market value of any stock paid to you, as the case may be, will be income to you for tax purposes when we pay the cash or when the stock vests.  Sonus will comply with all applicable wage withholding and reporting obligations with respect to such amounts that are paid to you.  Please note that the delay in payment or vesting until 2008 is necessary to comply with IRS transition rules under Section 409A.

What happens if I do not agree to amend my Options?

If you do not agree to amend your Options in the manner set forth above, then your Options will remain outstanding and will be subject to the same terms and conditions as are currently in effect.  If you do not agree to amend your Options pursuant to this offer, you will not be compensated as set forth above. Also, if you do not agree to amend your Options pursuant to this offer, you may be subject to adverse taxation under Section 409A in the event of a re-determined measurement date with respect to any of such Options.  On November 30, 2006, IRS issued Notice 2006-100, which set forth the following interim guidance concerning Section 409A consequences:

•                  For discounted options that vested in 2005 and that continued to be held on December 31, 2005, you would be required to include in income for 2005 an amount equal to the excess of the fair market value of the underlying stock on December 31, 2005 over (i) the exercise price and (ii) any amount paid for the option.  This option spread is subject to regular income and employment taxes, plus a 20 percent penalty tax and interest under Section 409A.

•                  For discounted options that vested in 2005 or 2006 and that continue to be held on December 31, 2006, you would be required to include in income for 2006 an amount equal to the excess of the fair market value of the underlying stock on December 31, 2006 over (i) the exercise price, (ii) any amount paid for the option and (iii) any amount previously included in income with respect to such discounted option (for example, any option spread with respect to the option required to be included in income in 2005).  This option spread is subject to regular income and employment taxes, plus a 20 percent penalty tax and interest under Section 409A.

Please note that for discounted options that vest on or after January 1, 2005 similar inclusions and Section 409A penalties and interest will be required in all future years in which vested options are outstanding at the end of the year, until the time of exercise or expiration of the discounted option, unless the IRS adopts a different approach in final guidance with respect to these rules.

Please further note that Sonus intends to comply with all reporting and withholding requirements under Section 409A, including any such requirements established by the Internal Revenue Service after the date hereof.  Sonus will require you to satisfy any of your tax liabilities as a result of these withholding rules.

The Section 409A transition rules that permit the proposed amendment expire on December 31, 2006.  As a result, there will be no future opportunity to amend your Options to avoid the application of Section 409A.

What do I need to do to amend my Options?

If you want to irrevocably amend your Options, you need to sign the attached consent form, acknowledging your understanding of, and agreement with, the amendment to your Options.  The consent form must be signed and returned to Charles Gray, Vice President and General Counsel no later than December 27, 2006.  Your agreement will be effective upon our receipt of your signed consent.  You may not revoke your consent.

If I agree to amend my options, am I free from any negative tax consequence due to Section 409A?

As noted above, Sonus cannot guarantee the ultimate outcome of this issue nor can it provide you with personal tax advice.  You should consult with your personal tax advisor.

In addition, the transition rules of Section 409A require your non-grandfathered options be corrected in a permissible manner.  As such, if you have already exercised some non-grandfathered options since December 31, 2004, you may have already subjected yourself to a violation and you may be subject to Section 409A’s penalties.  You should consult your tax advisor.

What if I have more questions?

If you have additional questions, you can contact Chris Colonero, or our tax counsel Bob Stack of WilmerHale at 202-663-6272.  However, the amendment is being made for tax reasons and tax matters are very complicated.  We therefore encourage you to talk to your personal tax advisor regarding whether you should consent to the proposed amendment of your Options.

Sincerely,

Charles J. Gray

Vice President and General Counsel

CONSENT FORM

PLEASE CHECK ONE BOX ONLY AND SIGN BELOW

☐   Consent to Amendment.  I have read the memorandum dated December 26, 2006 to me from Sonus.  I hereby irrevocably agree as of the date hereof that if the restated financial statements of Sonus included as part of any amended Form 10K filed with the Securities and Exchange Commission (or any similar periodic SEC filing) after the date hereof include an adjustment to Sonus’ compensation expense with respect to any of my Options, and such adjustment results from the fair market value of our common stock on a re-determined measurement date being greater than my exercise price, then with respect to any such option, the exercise price of the option will be increased to be equal to the fair market value of our stock on the re-determined measurement date.

I understand and agree that:

•                  the amendment is effective regardless of how high the fair market value of the stock is on the re-determined measurement date;

•                  the amendment to the stock options in no way provides me with any additional rights with respect to my options;

•                  I may not exercise any of the Options prior to the time that Sonus notifies me whether there has been a re-determination of the measurement date with respect to any of such options;

•                  my stock options will remain subject to the terms of the plan under which they were granted and my option agreements, except as provided in this Consent Form;

•                  Sonus shall have no liability to me or any other party for any tax obligations arising with respect to my stock options, whether imposed under Section 409A of the Internal Revenue Code or otherwise;

•                  Sonus will either make cash payment to me in 2008 (or later, as and when the underlying options vest that have had an increase in exercise price), or pay me in restricted stock in 2007, with the choice of payment remaining in the Company’s discretion. The payment for an impacted Option, whether in cash or stock, will be calculated based on the difference between the original exercise price of the Option and the increased exercise price based on the change in measurement date multiplied by the number of shares in the Option. My right to the cash or the restricted stock, as the case may be, will vest on January 1, 2008, if it is paid with respect to options that have vested in 2007 or earlier.  If such cash or restricted stock is paid to me with respect to options that have not vested by January 1, 2008, then these rights will vest as and when the underlying options vest, and the cash, if any, will be paid at such time.

☐   No Consent to Amendment.  I have read the memorandum dated December 26, 2006 to me from Sonus.  I do NOT agree to any adjustment to the exercise price of my stock options.  My election is effective regardless of whether the restated financial statements of Sonus included as part of any amended Form 10K filed with the Securities and Exchange Commission (or any similar periodic SEC filing) after the date hereof include an adjustment to Sonus’ compensation expense with respect to any of my Options

I understand and agree that:

•                  the exercise prices of my stock options will remain as is;

•                  my stock options will remain subject to the terms of the plan under which they were granted and my option agreements;

•                  Sonus may be required to withhold income and employment taxes as my stock options vest or otherwise in accordance with Section 409A of the Internal Revenue Code and other applicable tax laws, and that Sonus intends to comply with all reporting and withholding requirements under Section 409A, including any such requirements established by the Internal Revenue Service after the date hereof.  I understand that Sonus will require me to satisfy any of my tax obligations under these withholding rules;

•                  I may be subject to the 20% penalty tax and interest imposed under Section 409A as and when my options vest on the amount of income determined under Section 409A; and

•                  Sonus shall have no liability to me or any other party for any tax obligations arising with respect to my stock options, whether imposed under Section 409A or otherwise.

•                  If I do not agree to amend my Options pursuant to this offer, I understand that I will not be compensated as set forth above.

Very truly yours

Sign Name

Print Name

Date